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ACUCELA INC.

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Acucela Files Opposition to SBI/Kubota Motion to Compel Company to Call Special Shareholders Meeting
Acucela Explains that SBI’s Demand was Ineffective; Demand Failed to Comply with Washington Law and Acucela’s Bylaws
SEATTLE (March 11, 2015) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases, today announced that it has filed an opposition to the motion to compel a special shareholders meeting filed in Washington state court by SBI Holdings, Inc. and certain of its affiliates (collectively, “SBI”), and Ryo Kubota, MD, PhD, Acucela’s founder and Chairman. As previously disclosed, on March 2, 2015 (Pacific Standard Time), SBI and Dr. Kubota filed a lawsuit in Washington state court seeking to compel the Company to hold a special shareholders meeting on or before April 28, 2015, and to provide its shareholders written notice of that meeting as soon as practicable but no later than March 31, 2015.
As also previously disclosed, on January 28, 2015 (Pacific Standard Time), Acucela received a letter (the “Letter”) from SBI, demanding that Acucela hold a special meeting of its shareholders for the purposes of removing Acucela’s current Board members, other than Dr. Kubota, and electing a slate of four directors identified in the Letter to fill the resulting vacancies. In the Letter, SBI stated that it had entered into a voting agreement and had given an irrevocable proxy to Dr. Kubota, expiring on July 28, 2015, (Pacific Daylight Time) to vote SBI’s shares in connection with the matters described in the Letter. Acucela issued a press release acknowledging the Letter on February 2, 2015 (Pacific Standard Time). On March 4, 2015 (Pacific Standard Time), Acucela announced that it will hold its annual meeting on June 8, 2015 at Acucela’s headquarters in Seattle, Washington at 1:00PM Pacific Time for shareholders of record as of March 31, 2015.
In its March 11, 2015 (Pacific Daylight Time) filing with the Washington state court, Acucela noted that, under Acucela’s bylaws and applicable Washington corporate law, RCW 23B.07.020, to be valid, a written demand for a special shareholders meeting must be signed by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at such a special meeting. Acucela further noted that, at the time it submitted its Letter to Acucela, SBI did not hold the requisite votes to demand a special meeting for the purposes identified in the Letter and would be entitled to cast no votes at such a meeting, because, as SBI’s Letter itself expressly acknowledged, SBI had given Dr. Kubota an irrevocable proxy to vote all of SBI’s shares. Accordingly, Acucela explained, SBI’s Letter was not a valid demand for a special meeting under Washington law or Acucela’s bylaws, and it was therefore of no legal effect. In addition, Acucela told the court that Dr. Kubota had no right to seek any relief in connection with the lawsuit because Dr. Kubota did not himself submit any demand that Acucela call a special meeting of shareholders.
The Washington state court is scheduled to hold a hearing on SBI’s and Dr. Kubota’s motion to compel a special shareholders meeting on March 13, 2015 (Pacific Daylight Time).
About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.
Additional Information and Where to Find It

Acucela Files Opposition to SBI/Kubota Motion to Compel Company to Call Special Shareholders Meeting - page 2

This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of Acucela.  Acucela will be filing a proxy statement with the Securities and Exchange Commission (“SEC”) and Tokyo Stock Exchange (“TSE”). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC AND TSE WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s web site at www.sec.gov, TSE disclosure at https://www.release.tdnet.info/index.html or from Acucela Investor Relations at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805 and http://ir.acucela.com/ or http://ir.acucela.jp/.
Participants in Solicitation
Acucela and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of Acucela.  Information regarding the interests of Acucela’s directors and executive officers in the proxy contest will be included in Acucela’s definitive proxy statement.
Contacts:

Acucela Inc.
Francesca T. Nolan
Director Corporate Communications
Phone: 1-206-805-8300
Email: fnolan@acucela.com
The Abernathy MacGregor Group, Inc.
Michael Pascale or Kendell Moore
Phone:  1-212-371-5999

Tomomi Sukagawa Director Investor Relations and Communication Phone: +81(0)3.5789.5872 Email: investor@acucela.com # # #